Core-Mark Announces First Quarter 2020 Financial Results
•First Quarter Net Sales Increased 4.9% to $3.94 Billion
•Net Income increased to $4.3 Million versus $1.3 Million last year
•Diluted EPS increased to $0.09 per share versus $0.03 last year
•Adjusted EBITDA increased 18.9% to $35.3 Million(1)
•Announced $0.12 Dividend Payable June 19, 2020
•Company Provides Update on COVID-19 Impact and Response Strategies

WESTLAKE, Texas - May 7, 2020 - Core-Mark Holding Company, Inc. (NASDAQ: CORE) (“the Company”), one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the first quarter ended March 31, 2020.

“I want to start out by thanking each and every employee of Core-Mark whose focus on safety and commitment to providing essential goods and services to our customers has been nothing short of spectacular,” said Scott E. McPherson, President and Chief Executive Officer. “While the COVID-19 crisis did not cause a material disruption to our business during most of the first quarter, beginning in late March and continuing through April we have seen significant declines in sales and profitability as a result of shelter-in-place orders by states, provinces, cities and counties, resulting in a significant downturn in convenience retail store visits across North America. We have taken aggressive actions to better align our cost structure with the declining volume trends and will take further actions as needed in response to changing industry conditions. We are well-positioned to operate our business efficiently through this crisis and emerge in a healthy financial condition ready to lead our industry.”

First Quarter Results

Net sales increased 4.9% to $3.94 billion compared to $3.75 billion for the same period in 2019. The increase in overall net sales was due primarily to growth in both cigarette and non-cigarette sales. Cigarette sales increased 4.7% driven primarily by manufacturer price increases and a 1.6% increase in overall carton sales. Cigarette carton sales benefited from a temporary increase in volume in early March related to COVID-19 and one extra selling day in the quarter, partially offset by a decline in carton sales in January and February of approximately 2% due to decreased consumption. Non-cigarette sales increased 5.4% due primarily to an increase in sales to existing customers, including strong growth in fresh foods, other tobacco products (“OTP”) and candy, and the benefit of one extra selling day. Non-cigarette sales increased to 34.4% of total net sales for the first quarter of 2020 compared to 34.3% for the same period in 2019.

Gross profit increased 4.9% to $218.4 million compared to $208.2 million for the same period in 2019 driven primarily by an increase in non-cigarette sales to existing customers, carton growth and the benefit of one extra selling day. Gross profit in the first quarter of 2020 included $9.1 million in inventory holding gains, compared to $8.8 million for the same period of 2019.  Remaining gross profit, a non-GAAP financial measure, increased 5.2% to $217.1 million from $206.4 million.

______________________________________
Note (1): See below for the “Reconciliation of Net Income to Adjusted EBITDA.”

Gross profit margin for the first quarter was 5.54% of total net sales compared to 5.55% for the same period in 2019. Non-cigarette gross profit margin increased eight basis points in the quarter driven by solid increases in the Food and Fresh categories, offset by a shift in sales mix to OTP, which has significantly lower margins than our other non-cigarette categories. Cigarette gross profit margin for the first quarter declined seven basis points due primarily to cigarette price inflation.

The following table reconciles gross profit to remaining gross profit, a non-GAAP financial measure, as gross profit is the most comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended March 31,
	2020		2019
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$218.4	5.54%	$208.2	5.55%	4.9%
Cigarette inventory holding gains	(9.1)	(0.23)%	(8.8)	(0.24)%
LIFO expense	7.8	0.20%	7.0	0.19%
Remaining gross profit (Non-GAAP)	$217.1	5.51%	$206.4	5.50%	5.2%

The Company’s operating expenses increased 2.9% to $208.6 million from $202.8 million for the same period in 2019. The increase in operating expenses was due primarily to higher warehousing and distribution expenses driven primarily by the increase in sales volumes and one extra selling day this year, offset by a decrease in selling, general and administrative costs. Operating expenses as a percentage of remaining gross profit decreased to 96.1% compared to 98.3% for the first quarter of 2019.

Net income was $4.3 million for the first quarter of 2020 compared to $1.3 million for the same period in 2019. Adjusted EBITDA, a non-GAAP financial measure, increased 18.9% to $35.3 million compared to $29.7 million for the first quarter of 2019.

The following table reconciles net income to Adjusted EBITDA, a non-GAAP financial measure, as net income is the most comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended March 31,
	2020	2019	% Change

Net income	$4.3	$1.3	230.8%
Interest expense, net(1)	3.5	3.4
Provision for income taxes	1.8	0.5
Depreciation and amortization	15.7	15.4
LIFO expense	7.8	7.0
Stock-based compensation expense	2.0	1.9
Foreign currency transaction (gains) losses, net	0.2	0.2
Adjusted EBITDA (Non-GAAP)	$35.3	$29.7	18.9%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted Earnings per Share (EPS) was $0.09 compared to $0.03 for the first quarter of 2019. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, was $0.22 compared to $0.14 for the first quarter of 2019. See the attached “Supplemental Schedule for Items Impacting Diluted EPS.”

Balance Sheet and Liquidity
The outstanding balance on the Company’s revolving credit facility (“Credit Facility”) was $313.0 million, with $408.3 million available to borrow as of March 31, 2020. Free cash flow for the first quarter of 2020 was approximately $26.7 million, a portion of which was used to fund dividend payments of $5.6 million and repurchases of common stock of $5.4 million.

Dividend

Core-Mark’s Board of Directors has approved a $0.12 cash dividend per common share, or $0.48 on an annualized basis. The dividend is payable on June 19, 2020 to stockholders of record as of the close of business on May 22, 2020.

Financial Outlook

As discussed in the press release issued on April 14, 2020, the Company has withdrawn its full-year 2020 financial guidance. The impact of the COVID-19 pandemic is fluid and continues to evolve, and therefore we cannot predict the extent to which our business, results of operations, financial condition, or cash flows will ultimately be impacted. We anticipate resuming our practice of providing full-year earnings guidance once the degree of economic uncertainty surrounding the COVID-19 pandemic subsides.

COVID-19 Update
On March 11, 2020, the World Health Organization announced that infections of COVID-19 had become a pandemic. We are closely monitoring the impact of COVID-19 on all aspects of our business and geographies, including how it will impact our customers, employees, suppliers, vendors, business partners and distribution channels. The effects of the COVID-19 pandemic did not have a significant impact on our operating results during the three months ended March 31, 2020, however it has adversely impacted our business in April and our current expectation is that it will continue to adversely affect our business for the remainder of the second quarter and potentially subsequent quarters.

While the vast majority of our customers are convenience retailers that continue to operate as essential businesses, the unprecedented impact of COVID-19, including an increase in the level of shelter-in-place orders by states, provinces, cities and counties, has resulted in a significant downturn in miles driven, resulting in a decline in convenience retail store visits across North America. For the month of April 2020, we experienced a year over year sales decline of approximately 8%, reflecting a 3% decline in cigarette sales and a 20% decline in non-cigarette sales. We also saw a decline in gross profit margin in April of approximately 40 basis points as a result of a shift in sales mix, most notably a larger decline in sales of higher margin food/non-food products relative to cigarettes. In addition, gross profit margin in April was impacted by a shift in sales mix within the non-cigarette category, driven primarily by sales growth in OTP, which generally have lower margins relative to other non-cigarette products.

As outlined in our press release on April 14, 2020, we have taken steps to reduce operating costs to better align them with sales volume trends and preserve liquidity. The suspension of our 401k matching and material changes to our benefits programs are expected to reduce cost by approximately $8 million in 2020. From a labor perspective, we have reduced headcount by nearly 1,000 employees in response to volume declines due to COVID-19. We are achieving further labor savings by minimizing overtime costs and reducing work hours of non-exempt employees to better align to the reduced volumes. We are also achieving cost savings through actions to reduce other non-essential costs including travel, meetings and events and other discretionary expenditures. And finally, we continue to preserve our liquidity position through our cost reduction efforts, reduced capital expenditures, discipline around inventory management and particular focus on accounts receivables which pose a risk to every business operating in today’s environment. We now expect our capital expenditures for 2020 to be approximately $30 million as compared to our previous guidance of $45 million. We continue to evaluate and take other actions to reduce costs and spending across our organization while continuing to maintain our ability to provide the high level of service our customers expect.

Given our financial strength coming into the pandemic and ample availability of capital, we expect to be able to maintain adequate liquidity through the current environment subject to the duration of COVID-19 and sheltering-in-place orders.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Thursday, May 7, 2020 at 8:00 a.m. Central time during which management will review the results of the first quarter of 2020. The call may be accessed by dialing 1-800-446-1671 using the code 49640647. The call may also be listened to on the Company’s website at www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 42,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience stores, grocers, drug stores, mass merchants, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: David Lawrence, Vice President of Treasury and Investor Relations, 1-800-622-1713 x 7923 or david.lawrence@core-mark.com

About Non-GAAP Financial Measures
This press release includes non-GAAP financial measures including Diluted EPS excluding LIFO expense, Free Cash Flow, Adjusted EBITDA, remaining gross profit, and operating expenses as a percentage of remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period-to-period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Adjusted EBITDA is a measure used by us to measure operating performance. Adjusted EBITDA is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net income adding back net interest expense, provision for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, and net foreign currency transaction gains or losses.
Free Cash Flow is a measure used by management to measure operating performance.  We believe Free Cash Flow is also one of the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies.  Free Cash Flow is equal to net cash provided by operating activities less additions to property, plant and equipment and capitalization of software and related development costs.

Diluted EPS excluding LIFO expense is a measure used by us to measure financial performance. Diluted EPS excluding LIFO expense is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Remaining gross profit is a non-GAAP financial measure. We provide this metric to segregate the effects of LIFO expense, cigarette inventory holding gains and other items that significantly affect the comparability of gross profit. Operating expenses as a percentage of remaining gross profit is a non-GAAP financial measure used by us to measure operating leverage.

We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from historical results or those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, the extent and duration of the disruption to business activities caused by the global health crisis associated with the novel coronavirus pandemic (“COVID-19”) outbreak, including the effects on vehicle miles driven, on the financial health of our business partners, on supply chains, and on financial and capital markets; declining cigarette sales volumes; our dependence on the convenience retail industry for our revenues; our dependence on qualified labor, senior management and other key personnel; competition in our distribution markets, including product, service and pricing pressures related to COVID-19; risks and costs associated with efforts to grow our business through acquisitions; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; failure, disruptions or security breaches of our information technology systems; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers and our ability to maintain favorable supplier arrangements; disruptions in suppliers’ operations, including the impact of COVID-19 on our suppliers as well as supply chain, including potential problems with inventory availability and the potential result of higher cost of product and freight due to high demand of products and low supply for an unpredictable period of time; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; unexpected outcomes in legal proceedings; attempts by unions to organize our employees; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations; risks related to changes to our workforce, including reductions to hours, headcount and benefits as a result of COVID-19; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; legislation, regulations and other matters negatively affecting the cigarette, tobacco and alternative nicotine industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 2, 2020 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. In addition, please note that the date of this press release is May 7, 2020, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$26.0	$14.1
Accounts receivable, net of allowance for credit losses of $13.8 and $14.5 as of March 31, 2020 and December 31, 2019, respectively	387.3	402.9
Other receivables, net	100.2	96.2
Inventories, net	758.1	670.9
Deposits and prepayments	79.4	116.0
Total current assets	1,351.0	1,300.1
Property and equipment, net	251.7	249.9
Operating lease right-of-use assets	194.6	199.8
Goodwill	72.8	72.8
Other intangible assets, net	45.4	47.2
Other non-current assets, net	27.7	28.6
Total assets	$1,943.2	$1,898.4
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$268.6	$192.2
Book overdrafts	36.3	23.9
Cigarette and tobacco taxes payable	258.3	280.1
Operating lease liabilities	35.4	39.5
Accrued liabilities	151.6	151.0
Total current liabilities	750.2	686.7
Long-term debt	376.7	382.1
Deferred income taxes	23.3	22.6
Long-term operating lease liabilities	169.0	173.4
Other long-term liabilities	5.2	5.6
Claims liabilities	36.6	36.1
Total liabilities	1,361.0	1,306.5
Stockholders’ equity:
Common stock, $0.01 par value (150,000,000 shares authorized; 52,910,228 and 52,702,551 shares issued; 45,086,055 and 45,113,722 shares outstanding at March 31, 2020 and December 31, 2019, respectively)	0.5	0.5
Additional paid-in capital	290.2	290.6
Treasury stock at cost (7,824,173 and 7,588,829 shares of common stock at March 31, 2020 and December 31, 2019, respectively)	(118.0)	(112.6)
Retained earnings	417.3	418.5
Accumulated other comprehensive loss	(7.8)	(5.1)
Total stockholders’ equity	582.2	591.9
Total liabilities and stockholders’ equity	$1,943.2	$1,898.4

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended
	March 31,
	2020	2019
Net sales	$3,939.3	$3,754.1
Cost of goods sold	3,720.9	3,545.9
Gross profit	218.4	208.2
Warehousing and distribution expenses	142.4	134.2
Selling, general and administrative expenses	63.9	65.9
Amortization of intangible assets	2.3	2.7
Total operating expenses	208.6	202.8
Income from operations	9.8	5.4
Interest expense, net	(3.5)	(3.4)
Foreign currency transaction losses, net	(0.2)	(0.2)
Income before income taxes	6.1	1.8
Provision for income taxes	(1.8)	(0.5)
Net income	$4.3	$1.3

Basic and diluted earnings per common share (1)	$0.09	$0.03

Basic weighted-average shares	45.3	45.9

Diluted weighted-average shares	45.4	46.0

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities:
Net income	$4.3	$1.3
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	8.0	7.0
Amortization of debt issuance costs	0.2	0.2
Stock-based compensation expense	2.0	1.9
Credit loss expense, net	1.8	3.1
Impairment charge and other	0.3	—
Loss on disposals	—	0.1
Depreciation and amortization	15.7	15.4
Foreign currency losses, net	0.2	0.2
Deferred income taxes	0.8	(0.3)
Changes in operating assets and liabilities:
Accounts receivable, net	12.0	5.4
Other receivables, net	(5.5)	8.2
Inventories, net	(102.4)	180.7
Deposits, prepayments and other non-current assets	31.8	(4.1)
Accounts payable	79.5	29.9
Cigarette and tobacco taxes payable	(17.9)	(75.8)
Claims, accrued and other long-term liabilities	1.7	2.0
Net cash provided by operating activities	32.5	175.2
Cash flows from investing activities:
Additions to property and equipment, net	(5.0)	(5.1)
Capitalization of software and related development costs	(0.8)	(1.4)
Proceeds from sale of property and equipment, net	—	0.2
Net cash used in investing activities	(5.8)	(6.3)
Cash flows from financing activities:
Borrowings under revolving credit facility	489.7	340.7
Repayments under revolving credit facility	(501.5)	(499.2)
Payments on finance leases	(2.4)	(0.9)
Dividends paid	(5.6)	(5.1)
Repurchases of common stock	(5.4)	—
Tax withholdings related to net share settlements of restricted stock units	(2.4)	(2.1)
Increase (Decrease) in book overdrafts	12.4	(3.2)
Net cash used in financing activities	(15.2)	(169.8)
Effects of changes in foreign exchange rates	0.4	(0.6)
Change in cash and cash equivalents	11.9	(1.5)
Cash and cash equivalents, beginning of period	14.1	27.3
Cash and cash equivalents, end of period	$26.0	$25.8
Supplemental disclosures:
Cash (paid) received during the period for:
Income taxes, net	$(3.2)	$(0.2)
Interest	$(2.6)	$(3.1)
Operating lease liabilities arising from obtaining new right-of-use assets	$6.3	$7.3
Finance lease liabilities arising from obtaining new right-of-use assets	$10.5	$0.7

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE (U.S. GAAP) TO DILUTED EARNINGS PER SHARE EXCLUDING LIFO EXPENSE (NON-GAAP) AND
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended March 31,
	2020 (a)(b)	2019 (a)(b)	% Change
Net income	$4.3	$1.3	230.8%
Diluted shares	45.4	46.0
Diluted EPS	$0.09	$0.03	200.0%
LIFO expense	0.13	0.11
Diluted EPS excluding LIFO expense (Non-GAAP)	$0.22	$0.14	57.1%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains(1)	$0.15	$0.14
Legacy bad debt expense(2)	—	(0.03)

(a) Amounts and percentages have been rounded for presentation purposes and may differ from unrounded results.
(b) The per share figures above were calculated using a tax rate of 26.0% and 26.5% for the three months ended March 31, 2020 and 2019, respectively.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $9.1 million and $8.8 million for the three months ended March 31, 2020 and 2019, respectively.
(2) Legacy bad debt expense
For the three months ended March 31, 2019, a bad debt reserve of $2.0 million was recorded to reserve for the balance of un-reserved receivables pertaining to specific customers with receivable balances exceeding twelve months past due and were deemed no longer collectable.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EXPENSES AS A PERCENTAGE OF REMAINING GROSS PROFIT (NON-GAAP)
(In millions, except percentages)(1)
(Unaudited)
	Three Months Ended
	March 31,
	2020	2019
Gross profit	$218.4	$208.2
Cigarette inventory holding gains	(9.1)	(8.8)
LIFO expense	7.8	7.0
Remaining gross profit (non-GAAP)	$217.1	$206.4

Warehousing and distribution expenses	$142.4	$134.2
Selling, general and administrative expenses	63.9	65.9
Amortization of intangible assets	2.3	2.7
Total operating expenses	$208.6	$202.8

Warehouse and distribution expense as a percentage of remaining gross profit (non-GAAP)	65.6%	65.0%
Selling, general and administrative expense as a percentage of remaining gross profit (non-GAAP)	29.4%	31.9%
Amortization of intangible assets as a percentage of remaining gross profit (non-GAAP)	1.1%	1.3%
Total operating expense as a percentage of remaining gross profit (non-GAAP)	96.1%	98.3%
______________________________________________
(1) Amounts and percentages have been rounded for presentation purposes and may differ from unrounded results.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited and in millions)

	Three Months Ended March 31,
	2020	2019
Net cash provided by operating activities	$32.5	$175.2
Additions to property and equipment, net	(5.0)	(5.1)
Capitalization of software and related development costs	(0.8)	(1.4)
Free Cash Flow (non-GAAP)	$26.7	$168.7